Exhibit 10.22

U.S. Tax Law Amendment to

AGILENT TECHNOLOGIES, INC.

1999 Stock Plan Stock Award Agreement

Under The Long-Term Performance Program

This Amendment to Stock Award Agreement (this “Amendment”) is entered into between Agilent Technologies, Inc. (the “Company”), and you as an individual who has been granted Restricted Stock Units (the “Awardee”) pursuant to the Agilent Technologies, Inc. 1999 Stock Plan (the “Plan”), the Long-Term Performance Program (“LTPP”) and the administrative rules thereunder.  You have received an LTPP award for the Company fiscal years of FY07-09 and/or FY08-10, as reflected in the Company’s records and the website of the Company’s External Administrator for the Plan.  Each of your FY07-09 and/or FY08-10 LTPP awards is subject to an Award Agreement that has been entered into between you and the Company (each an “Affected Agreement” and collectively, the “Affected Agreements”). Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan and in each Affected Agreement.

The Company and you hereby agree to amend each of your Affected Agreements as follows, for purposes of complying with Section 409A of the United States Internal Revenue Code of 1986, as amended (“Section 409A”).  These changes are designed to avoid potential tax penalties. Other than as provided below, all other terms of each Affected Agreement remain unchanged and in full force and effect.

Section 3 is hereby amended to add a second sentence which states, “The Stock Award shall be settled no later than the fifteenth day of the third month following the later of (i) the last day of the calendar year in which the Stock Award vests or (ii) the last day of the Company’s fiscal year in which the Stock Award vests”.  Section 3 is hereby amended and restated to state in its entirety:

“Section 3.                                   Objective Business Criteria.  This Stock Award shall not vest and no shares of Common Stock will be issued to the Awardee until the Committee has certified in writing that the Objective Business Criteria set forth under the LTPP have been achieved or exceeded, except as set forth in Section 5.  The Stock Award shall be settled no later than the fifteenth day of the third month following the later of (i) the last day of the calendar year in which the Stock Award vests or (ii) the last day of the Company’s fiscal year in which the Stock Award vests.”

The title of Section 5 is hereby amended to add the words “Change of Control” and is hereby amended and restated to state in its entirety:

“Section 5.                                   Termination of Employment or Service; Change of Control.”

Section 5(f) is hereby amended to change the time period for payout under that sub-section.  The previous language provided payout “at the earlier of the end of the Performance Period or the termination date of the LTPP”.  The amendment removes the “earlier of” concept and “or the termination date of the LTPP”.  Amendment is also made to refer to Change “of” Control rather than Change “in” Control.  Section 5(f) is hereby amended and restated to state in its entirety:

“(f)                              In the event of a Change of Control of the Company (as defined in Section 15(c) of the 1999 Stock Plan or any successor), an Awardee shall receive, at the end of the Performance Period, a Long-Term Performance Program payout that is equivalent to the greater of the Target Award or the accrued amount of the payout (i.e., the amount accrued as the expected liability for this LTPP by the Company’s corporate finance department); except that, with respect to any Performance Period in which such Change of Control occurs during the first 12 months of the Performance Period, the payout for such Performance Period shall equal an amount calculated by multiplying (a) the amount determined  herein times (b) a fraction, the numerator of which is the number of days from the beginning of the Performance Period to the date of such Change of Control, and the denominator of which is the number of days in the 12-month period.”

New Sections 5(g) and 5(h) are hereby added to each Affected Agreement as follows to further clarify the timing of payments in compliance with Section 409A:

“(g)                           Payments under Sections 5(b)–(f) shall be settled no later than the later of (i) the last day of the calendar year in which the Stock Award vests or (ii) the fifteenth day of the third month following the vesting of the Stock Award, unless the recipient is a “specified employee” as provided below, in which case the terms of Section 5(h) shall apply.

(h)                                 For purposes of this Award Agreement, a termination of employment will be determined consistent with the rules relating to “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).  Notwithstanding anything else provided herein, to the extent any payments provided under this Award Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and you are deemed at the time of such termination of employment to be a “specified employee,” (as defined in Treasury Regulation Section 1.409A-1(i)), then, to the extent required by Section 409A, such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service.  To the extent that any provision of this Award Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A.”

The Plan is incorporated herein by reference.  The Plan, the LTPP, each Affected Agreement and this Amendment constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.

By accepting this Amendment to Stock Award Agreement through the electronic process set forth on the External Administrator’s website, or by signing below, you agree to the terms of this Amendment effective as of December 30, 2008 as to each of your Affected Agreements.

AGILENT TECHNOLOGIES, INC.

/s/ D. Craig Nordlund
By: D. Craig Nordlund
Senior Vice President, General Counsel and Secretary

Accepted and agreed as to the foregoing:

AWARDEE

Signature

Print Name

Please sign this agreement on or before December 31, 2008 and fax all pages to Shareholder Records, fax number: (408) 345-8237.

PRINT AND KEEP A COPY FOR YOUR RECORDS